Sonic Foundry Announces Preliminary Fiscal 2019 First Quarter Financial Results

MADISON, Wis. - March 21, 2019 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), the trusted leader for video creation and management solutions, today announced preliminary financial results for its fiscal 2019 first quarter ended December 31, 2018.

Preliminary Fiscal 2019 First Quarter Highlights

•	Billings totaled $6.1 million in the first quarter of 2019, a decrease of 20 percent compared to the same period last year

•	Total revenues were $7.5 million ($8.4 million without distribution impact) compared to $8.9 million in the first quarter of 2018

•	Gross margin was $5.7 million or 75 percent of sales compared to $6.5 million, or 73 percent of sales in the first quarter of 2018

•	Adjusted EBITDA of $(1.2) million ($(557,000) without distribution impact), compared to $(335,000) in the first quarter of 2018

•
Net loss of $(1.8) million ($(1.1) million without distribution impact), or $(0.36) per share compared to net income of $320,000, or $0.06 per share in the first quarter of 2018 (net income in the first quarter of 2018 benefited from a tax gain of $1.3 million related to tax legislation changes in December 2017)

•	Unearned revenue decreased to $11.2 million as of December 31, 2018.

•	Successfully raised $5 million in privately negotiated transactions to replace revolving line of credit that matured on January 31, 2019

Fiscal 2019 First Quarter Preliminary Review

Service billings, including support, hosting, events, and installs saw a decrease of 7 percent from the prior year to a total of $4.4 million. Product billings saw a decrease of 43 percent to $1.6 million during the first quarter of fiscal year 2019 which was impacted by the reduction in distribution inventory of $1 million. The company expects to recognize $3.3 million of the current unearned revenue in the second quarter of fiscal 2019.

Recurring revenue of $6.2 million was 82 percent of total revenue in the first quarter of 2019, up from $6.2 million, or 70 percent of total revenue in the first quarter of 2018. The recurring revenue as a percentage of total revenue is abnormally high due to the unusually low product revenue associated with the reduction in distribution inventory. The increase was also driven by the strong demand for our cloud offering and annual software licenses, strength in support services, and continued customer repeat purchases and renewals.

Operating expenses were $7.3 million, down $125,000 or 2 percent from the same period in 2018. The net loss in the prior year of $1.5 million improved to income of $320,000 due to a tax credit of $1.3 million related to the recent reduction in federal tax rates.

“We’ve previously announced operational changes, such as a $1 million reduction in U.S. distributor inventory, to drive efficiencies in the business and significant improvement to adjusted EBITDA this fiscal year and beyond. While the immediate impact of these changes in the first quarter resulted in a decrease in billings, we expect to realize the benefits of these actions in the second half of fiscal 2019,” said Gary Weis, CEO, Sonic Foundry. “As we begin a new year, the executive team, the board of directors and I are strategically focused on the fundamentals of the business and will continue to look for new ways to drive efficiencies.”

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2019 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com

Sonic Foundry, Inc.
Condensed Consolidated Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended December 31,
	2018	2017

Net income (loss)	$(1,785)	$320
Add:
Depreciation and amortization	258	395
Income tax benefit	(12)	(1,387)
Interest expense	154	92
Stock-based compensation expense	161	245
Adjusted EBITDA	$(1,224)	$(335)